Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

 Kulicke & Soffa Declares Quarterly Dividend of $0.19

SINGAPORE – March 2, 2023 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), announced today that its Board of Directors has declared and authorized a quarterly dividend of $0.19 per share of common stock. This upcoming dividend payment will be made on April 10, 2023 to holders of record as of March 23, 2023.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor, LED and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
investor@kns.com
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